77i

Legg Mason Partners Global Equity Fund:  On Dec 1, 2006
Class 1 Shares are now offered (only to current Class 1
Shareholders):

Class 1 (from prospectus dated May 1, 2006, as amended
December 1, 2006)
Management fee: .85%
12b-1 fee: None
Other Expenses: .69%
Total Annual Fund Operating Expenses: 1.54% (voluntarily waived to 1.03%)